Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES

ADJUSTED QUARTERLY DIVIDEND

LONDON, October 23, 2015 - Noble Corporation plc (NYSE:NE) announced today a decision by its Board of Directors to adjust the Company’s dividend and declared a quarterly dividend of $0.15 per share, compared to the previous quarterly dividend of $0.375 per share.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc addressed the Board’s decision to adjust the dividend, stating, “Returning cash to shareholders through a dividend has been and continues to be an important element of the Company’s long-term value creation goals and cash allocation strategy. We believe the revised dividend appropriately addresses the prevailing industry uncertainty, with an eye on preservation of liquidity, while maintaining what we believe is a meaningful and sustainable allocation of cash to our shareholders. The decision to adjust the dividend and preserve liquidity in an uncertain market is not reflective of our current financial performance, including our quarterly results to be released next week, which we expect to be above current street expectations, even excluding the impact of a previously announced favorable arbitration award. The adjustment is expected to increase annual free cash flow by more than $220 million, as we remain committed to positioning Noble to achieve value creation through the cycle.”

The ex-dividend date for the dividend is expected to be October 29, 2015, with a record date of November 2, 2015 and a payment date of November 9, 2015. The Company expects that the dividend will be treated as a qualified dividend for purposes of U.S. taxes.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 32 offshore drilling units, consisting of 17 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in

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England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding operational or financial performance, shareholder value, future performance, growth opportunities, market outlook, dividend levels, sustainability of dividend levels, capital allocation strategies, future earnings, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

10/23/2015

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729